EXHIBIT 3

Posted: January 24, 2008

Thank You for Your Support

     We are pleased to announce that the Company has reached a settlement in the proxy contest with New Mountain Vantage GP, L.L.C. and its affiliates, including CalPERS, the California Public Employees’ Retirement System, (“Vantage”), pertaining to the election of directors to our Board at the 2008 Annual Meeting of Stockholders. The Company and Vantage have determined that National Fuel’s shareholders, employees, retirees and customers are best served by resolving this matter and working together in a cooperative and productive manner, and we are pleased to see this come to a close.

     We understand that this has been a troublesome and, on occasion, confusing process and we regret the inconvenience it has caused you, particularly as you have likely received several phone calls, letters and voting cards from both parties. Fortunately, this settlement puts all of that to rest.

     Upon reaching this settlement, we have agreed to increase the size of our Board from 10 to 11 directors and to nominate, as a new director, Vantage’s candidate Frederic V. Salerno. In accordance with Vantage’s policies and at its request, Mr. Salerno will receive no compensation for his Board service for as long as Vantage continues to own Common Stock of the Company. Mr. Salerno will be added to our originally proposed slate of continuing directors: Robert T. Brady, Rolland E. Kidder and John F. Riordan. All four candidates will be nominated to serve for a term to expire in 2011.

     The Company will file a supplement to our Proxy Statement and a new voting card to reflect these agreed upon nominees. Likewise, Vantage will immediately cease efforts related to its own proxy solicitation and withdraw its Proxy Statement and its own nominations. The Board asks you to vote by using the new proxy card that you will receive from the Company. Again, we do apologize for the inconvenience you’ve experienced, but hope that you will give this new card your attention because, as always, your vote is very important.

     For more information on this settlement, click here to view the news release that was issued.

Sincerely yours,

Phil Ackerman	Dave Smith	Ron Tanski
Chairman and Chief	President and Chief	Treasurer and Principal
Executive Officer	Operating Officer	Financial Officer

Important Note Regarding Proxy Materials

     National Fuel stockholders may have received definitive proxy materials and proxy cards from both National Fuel and Vantage. Stockholders are requested by both National Fuel and Vantage NOT to vote on the proxy cards previously supplied and instead to vote on the white proxy card to be included with the supplemental proxy materials that will be subsequently mailed to all National Fuel stockholders and filed with the U.S. Securities and Exchange Commission. Questions about the voting of proxies should be addressed to National Fuel's proxy solicitation firm, Morrow & Co., Inc., at (800) 252-1959.

IMPORTANT INFORMATION AND WHERE TO FIND IT

In connection with its 2008 Annual Meeting, National Fuel Gas Company has filed a definitive proxy statement, WHITE proxy card and other materials with the U.S. Securities and Exchange Commission ("SEC"), and will be filing a supplement to such definitive proxy statement. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT NATIONAL FUEL GAS COMPANY AND THE MATTERS TO BE CONSIDERED AT ITS ANNUAL MEETING. Investors may contact Morrow & Co., LLC, National Fuel Gas Company's proxy advisor for the 2008 Annual Meeting, at (800) 252-1959 or by email at nfginfo@morrowco.com. Investors may also obtain a free copy of the proxy statement and other relevant documents as well as other materials filed with the SEC concerning National Fuel Gas Company at the SEC's website at http://www.sec.gov. Free copies of National Fuel Gas Company's SEC filings are also available on National Fuel Gas Company's website at http://www.nationalfuelgas.com. These materials and other documents may also be obtained for free from: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

National Fuel Gas Company and its directors are, and certain of its officers and employees may be deemed to be, participants in the solicitation of proxies from National Fuel Gas Company's stockholders with respect to the matters considered at National Fuel Gas Company's 2008 Annual Meeting. Information regarding these directors, and these certain officers and employees, is included in the definitive proxy statement on Schedule 14A filed with the SEC on January 11, 2008, and on National Fuel Gas Company's website at http://www.nationalfuelgas.com. Security holders can also obtain information with respect to the identity of the participants and potential participants in the solicitation and a description of their direct or indirect interests, by security holdings or otherwise, for free, by contacting: Secretary, National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221, (716) 857-7000. More detailed information with respect to the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with National Fuel Gas Company's 2008 Annual Meeting.